Exhibit 1.1

Execution Version

CHENIERE ENERGY PARTNERS, L.P.

COMMON UNITS

HAVING AN AGGREGATE OFFERING PRICE OF UP TO $500 MILLION

EQUITY DISTRIBUTION AGREEMENT

May 29, 2013

Mizuho Securities USA Inc.

320 Park Avenue

New York, NY 10022

Ladies and Gentlemen:

CHENIERE ENERGY PARTNERS, L.P., a Delaware limited partnership (the “Company”) confirms its agreement (this “Agreement”) with Mizuho Securities USA Inc. (“Mizuho Securities”), as follows:

1. Issuance and Sale of Units. The Company agrees that, in its sole discretion and from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell through Mizuho Securities, acting as principal and/or exclusive at-the-market program agent, common units representing limited partnership interests of the Company (the “Common Units”) having an aggregate offering price of up to $500 million (the “Units”). Notwithstanding anything to the contrary contained herein, the parties hereto agree that compliance with the limitation set forth in this Section 1 on the number of Units issued and sold under this Agreement shall be the sole responsibility of the Company, and Mizuho Securities shall have no obligation in connection with such compliance. The issuance and sale of Units through Mizuho Securities will be effected pursuant to the Registration Statement (as defined below) filed by the Company with the Securities and Exchange Commission (the “Commission”).

The Company has filed, in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the “Securities Act”), with the Commission a registration statement on Form S-3 (File No. 333-183780), including a base prospectus, relating to certain securities, including the Units to be issued and sold from time to time by the Company, and which incorporates by reference documents that the Company has filed or will file in accordance with the provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the “Exchange Act”). The Company has prepared a prospectus supplement specifically relating to the Units (the “Prospectus Supplement”) to the base prospectus included as part of such registration statement. The Company has furnished to Mizuho Securities, for use by Mizuho Securities, copies of the prospectus included as part of such registration statement, as supplemented by the Prospectus Supplement, relating to the Units. Except where the context otherwise requires, such registration statement, as amended when it became effective, including all documents filed as part thereof or incorporated by reference therein, and including any information contained in a Prospectus (as defined below) subsequently filed with the Commission pursuant to Rule 424(b)

under the Securities Act or deemed to be a part of such registration statement pursuant to Rule 430B of the Securities Act, is herein called the “Registration Statement.” The base prospectus, including all documents incorporated therein by reference, included in the Registration Statement, as it may be supplemented by the Prospectus Supplement, in the form in which such prospectus and/or Prospectus Supplement have most recently been filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act, together with any “issuer free writing prospectus,” as defined in Rule 433 under the Securities Act, relating to the Units that (i) is required to be filed with the Commission by the Company or (ii) is exempt from filing pursuant to Rule 433(d)(5)(i), in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g), is herein called the “Prospectus”. Any reference herein to the Registration Statement, the Prospectus or any amendment or supplement thereto shall be deemed to refer to and include the documents incorporated by reference therein, and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement or the Prospectus shall be deemed to refer to and include the filing after the execution hereof of any document with the Commission deemed to be incorporated by reference therein. For purposes of this Agreement, all references to the Registration Statement, the Prospectus or to any amendment or supplement thereto shall be deemed to include any copy filed with the Commission pursuant to its Electronic Data Gathering Analysis and Retrieval System (“EDGAR”).

2. Placements. Each time that the Company wishes to issue and sell Units hereunder (each, a “Placement”), it will notify Mizuho Securities by email notice (or other method mutually agreed to in writing by the parties) containing the parameters in accordance with which it desires the Units to be sold, which shall at a minimum include the number of Units to be issued (the “Placement Units”), the time period during which sales are requested to be made, any limitation on the number of Units that may be sold in any one day and any minimum price below which sales may not be made (a “Placement Notice”), a form of which containing such minimum sales parameters necessary is attached hereto as Schedule 1. The Placement Notice shall originate from any of the individuals from the Company set forth on Schedule 2 (with a copy to each of the other individuals from the Company listed on such schedule), and shall be addressed to each of the individuals from Mizuho Securities set forth on Schedule 2, as such Schedule 2 may be amended from time to time. The Placement Notice shall be effective upon receipt by Mizuho Securities unless and until (i) in accordance with the notice requirements set forth in Section 4, Mizuho Securities declines to accept the terms contained therein for any reason, in its sole discretion, (ii) the entire amount of the Placement Units have been sold, (iii) in accordance with the notice requirements set forth in Section 4, the Company suspends or terminates the Placement Notice, (iv) the Company issues a subsequent Placement Notice with parameters superseding those on the earlier dated Placement Notice, or (v) the Agreement has been terminated under the provisions of Section 11. The amount of any discount, commission or other compensation to be paid by the Company to Mizuho Securities in connection with the sale of the Placement Units shall be in the amounts set forth on Schedule 3. It is expressly acknowledged and agreed that neither the Company nor Mizuho Securities will have any obligation whatsoever with respect to a Placement or any Placement Units unless and until the Company delivers a Placement Notice to Mizuho Securities and Mizuho Securities does not decline such Placement Notice pursuant to the terms set forth above, and then only upon the terms specified therein and herein. In the event of a conflict between the terms of this

Agreement and the terms of a Placement Notice, the terms of the Placement Notice will control. The Company agrees that whenever it determines to sell the Units directly to Mizuho Securities as principal, it will enter into a separate agreement (each, a “Terms Agreement”), in form and substance satisfactory to the Company and Mizuho Securities. In the event of a conflict between the terms of this Agreement and the terms of any Terms Agreement, the terms of such Terms Agreement will control.

3. Sale of Placement Units by Mizuho Securities. Subject to the terms and conditions herein set forth, upon the Company’s issuance of a Placement Notice, and unless the sale of the Placement Units described therein has been declined, suspended, or otherwise terminated in accordance with the terms of this Agreement, Mizuho Securities, for the period specified in the Placement Notice, will use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Placement Units up to the amount specified, and otherwise in accordance with the terms of such Placement Notice. Mizuho Securities will provide written confirmation to the Company no later than the opening of the Trading Day (as defined below) immediately following the Trading Day on which it has made sales of Placement Units hereunder setting forth the number of Placement Units sold on such day, the compensation payable by the Company to Mizuho Securities pursuant to Section 2 with respect to such sales, and the Net Proceeds (as defined below) payable to the Company, with an itemization of the deductions made by Mizuho Securities (as set forth in Section 5(a)) from the gross proceeds that it receives from such sales. After consultation with the Company and subject to the terms of the Placement Notice, Mizuho Securities may sell Placement Units by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 of the Securities Act, including without limitation sales made directly on the NYSE MKT exchange (the “Exchange”), on any other existing trading market for the Common Units or to or through a market maker. After consultation with the Company and subject to the terms of the Placement Notice, Mizuho Securities may also sell Placement Units in privately negotiated transactions. The Company acknowledges and agrees that (i) there can be no assurance that Mizuho Securities will be successful in selling Placement Units, and (ii) Mizuho Securities will incur no liability or obligation to the Company or any other person or entity if it does not sell Placement Units for any reason other than a failure by Mizuho Securities to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Placement Units as required under this Section 3. For the purposes hereof, “Trading Day” means any day on which the Common Units are purchased and sold on the principal market on which the Common Units are listed or quoted.

4. Suspension of Sales. The Company or Mizuho Securities may, upon notice to the other party in writing (including by email correspondence to each of the individuals of the other party set forth on Schedule 2, if receipt of such correspondence is actually acknowledged by any of the individuals to whom the notice is sent, other than via auto-reply) or by telephone (confirmed immediately by verifiable facsimile transmission or email correspondence to each of the individuals of the other party set forth on Schedule 2), suspend any sale of Placement Units; provided, however, that such suspension shall not affect or impair either party’s obligations with respect to any Placement Units sold hereunder prior to the receipt of such notice. Each of the parties agrees that no such notice under this Section 4 shall be effective against the other party unless it is made to one of the individuals named on Schedule 2 hereto, as such Schedule may be amended from time to time.

5. Settlement.

(a) Settlement of Placement Units. Unless otherwise specified in the applicable Placement Notice, settlement for sales of Placement Units will occur on the third (3rd) Trading Day (or such earlier day as is industry practice for regular-way trading) following the date on which such sales are made (each, a “Settlement Date”). The amount of proceeds to be delivered to the Company on a Settlement Date against receipt of the Placement Units sold (the “Net Proceeds”) will be equal to the aggregate sales price received by Mizuho Securities at which such Placement Units were sold, after deduction for (i) Mizuho Securities’ commission, discount or other compensation for such sales payable by the Company pursuant to Section 2 hereof, and (ii) any transaction fees imposed by any governmental or self-regulatory organization in respect of such sales required to be paid by Mizuho Securities on behalf of the Company.

(b) Delivery of Placement Units. On or before each Settlement Date, the Company will, or will cause its transfer agent to, electronically transfer the Placement Units being sold by crediting Mizuho Securities’ or its designee’s account (provided Mizuho Securities shall have given the Company written notice of such designee prior to the Settlement Date) at The Depository Trust Company through its Deposit and Withdrawal at Custodian System or by such other means of delivery as may be mutually agreed upon by the parties hereto which in all cases shall be freely tradeable, transferable, registered units in good deliverable form. On each Settlement Date, Mizuho Securities will deliver the related Net Proceeds in same day funds to an account designated by the Company on, or prior to, the Settlement Date. The Company agrees that if the Company, or its transfer agent (if applicable), defaults in its obligation to deliver Placement Units on a Settlement Date, that in addition to and in no way limiting the rights and obligations set forth in Section 9(a) (Indemnification and Contribution) hereof but subject to Section 9(c) hereof, the Company will (i) hold Mizuho Securities harmless against any loss, claim, damage, or expense (including reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Company and (ii) pay to Mizuho Securities any commission, discount, or other compensation to which it would otherwise have been entitled absent such default.

6. Representations and Warranties of the Company. The Company represents, warrants to, and agrees with, Mizuho Securities that as of the date of this Agreement and as of each Representation Date (as defined in Section 7(o) below) on which a certificate is required to be delivered pursuant to Section 7(o) of this Agreement and as of the time of each issuance and sale of any Units or securities pursuant to this Agreement (each such instance, an “Applicable Time”), as the case may be:

(a) Registration. The Company satisfies all of the requirements of the Securities Act for use of Form S-3 for the offering of the Units for which the issuance and sale of such Units is contemplated hereby. The Company has paid the required Commission filing fees relating to the Units. As filed, the Registration Statement contains all information required by the Securities Act and, except to the extent Mizuho Securities shall agree in writing to a modification, shall be in all substantive respects in the form furnished to Mizuho Securities prior to the date hereof or, to the extent not completed as of the date hereof, shall contain only such specific additional information and other changes as the Company has advised Mizuho Securities, prior to the date hereof, will be included or made therein. The Registration Statement, as of the date hereof, at each Settlement Date, at each Representation Date, and at all times during which a prospectus is required by the Securities Act to be delivered (whether physically, deemed to be delivered pursuant to Rule 153, or through compliance with Rule 172 or any similar rule) in connection with any offer or sale of Units, met or will meet the requirements set forth in Rule 415(a)(1)(x) of the Securities Act. The initial effective date of the Registration Statement was not earlier than the date three years before the date hereof.

(b) Effective Date of Registration. The Registration Statement, including any post-effective amendments thereto, has been declared effective by the Commission. No stop order suspending the effectiveness of the Registration Statement has been issued under the Securities Act and no proceedings for that purpose have been instituted or are pending or, to the best knowledge of the Company, are contemplated by the Commission, and any request on the part of the Commission for additional information has been complied with.

(c) No Material Misstatements in the Registration Statement. As of the date hereof, at each Settlement Date, at each Representation Date, at the respective times the Registration Statement and each amendment thereto became effective and at each deemed effective date with respect to Mizuho Securities pursuant to Rule 430B(f)(2) of the Securities Act, as the case may be, the Registration Statement complied and will comply in all material respects with the requirements of the Securities Act, and did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(d) No Material Misstatements in the Prospectus. Neither any issuer free writing prospectus (as defined in Rule 433) relating to the Units, nor the Prospectus nor any amendments or supplements thereto, considered together, at the time the Prospectus or any such amendment or supplement was issued, included or will include an untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(e) No Material Misstatements in any Incorporated Document. Each document incorporated by reference in the Registration Statement or the Prospectus heretofore filed, when it was filed (or, if any amendment with respect to any such document was filed, when such amendment was filed), conformed in all material respects with the requirements of the Exchange Act, and any further documents so filed and incorporated after the date of this Agreement will, when they are filed, conform in all material respects with the requirements of the Exchange Act; no such document when it was filed (or, if an amendment with respect to any such document was filed, when such amendment was filed), contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and no such document, when it is filed, will contain an untrue statement of a material fact or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(f) Proceedings under the Securities Act. The Registration Statement is not the subject of a pending proceeding or examination under Section 8(d) or 8(e) of the Securities Act, and the Company is not the subject of a pending proceeding under Section 8A of the Securities Act in connection with the offering of the Units.

(g) Regulation M. The Common Units are an “actively traded security” exempted from the requirements of Rule 101 of Regulation M under the Exchange Act by subsection (c)(1) of such rule.

(h) Other Sales Agency Agreements. Except pursuant to this Agreement, the Company is not currently a party to any other sales agency agreements or other similar arrangements with any agent or any other representative in respect of at the market offerings of the Units in accordance with Rule 415(a)(4) of the Securities Act pursuant to which the Units may be sold.

(i) Formation and Qualification. Each of the Issuer Entities (as defined below) has been duly formed and is validly existing as a limited partnership or limited liability company, as applicable, in good standing under the laws of the State of Delaware with full power and authority to enter into and perform its obligations under this Agreement, if a party hereto, and with full power and authority to own or lease and to operate its properties, in each case as described in the Prospectus. Each of the Issuer Entities (as defined below) is duly qualified to do business as a foreign limited partnership or limited liability company, as applicable, and is in good standing under the laws of each jurisdiction that requires such qualification or registration, except where the failure to be so qualified or registered could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the condition (financial or otherwise), prospects, results of operations, business or properties, taken as a whole, whether or not from transactions arising in the ordinary course of business, of the Issuer Entities (a “Material Adverse Effect”), or subject the limited partners of the Issuer Entities to any material liability. For the purposes hereof, “Issuer Entities” means the Company, Cheniere Energy Investments, LLC (“Investments”), Sabine Pass LNG, L.P. (“Sabine LNG”) and Sabine Pass Liquefaction, LLC (“Sabine Liquefaction”).

(j) Power and Authority to Act as a General Partner. To the knowledge of the Company, Cheniere Energy Partners GP, LLC (the “General Partner”) has full power and authority to act as general partner of the Company in all material respects as described in the Prospectus.

(k) Ownership of the General Partner Interest in the Company. The General Partner is the sole general partner of the Company, with a 2.0% general partner interest in the Company represented by 6,648,898 General Partner Units (as defined in the Company’s partnership agreement (the “Partnership Agreement”)); the General Partner Units have been duly authorized and validly issued in accordance with the Partnership Agreement, and the General Partner owns such general partner interest free and clear of all liens, encumbrances, security interests, charges or other claims (collectively, “Liens”) (except for restrictions on transferability as set forth in the Partnership Agreement and the IRRA (as defined below)).

(l) Valid Issuance of the Units. The Units to be sold by Mizuho Securities have been duly authorized and when issued and delivered against payment therefor in accordance with the terms hereof, will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act).

(m) Capitalization. As of the date hereof, the issued and outstanding partnership interests of the Company consist of 57,078,848 Common Units, 145,333,334 Class B Units, 135,383,831 Subordinated Units, 6,648,898 General Partner Units, and the Incentive Distribution Rights (as defined in the Partnership Agreement), which are the only partnership interests in the Company issued and outstanding.

(n) Ownership of Investments. The Company owns 100% of the limited liability company interests in Investments; such limited liability company interests are duly authorized and validly issued in accordance with the limited liability company agreement of Investments as of the date hereof (the “Investments LLC Agreement”) and are fully paid (to the extent required by the Investments LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act); and the Company owns such limited liability company interests free and clear of all Liens (except for restrictions on transferability as described in the Prospectus or the Investments LLC Agreement).

(o) Ownership of Sabine LNG and Sabine Liquefaction. (i) Investments indirectly owns 100% of the limited partner interests in Sabine LNG and owns a non-economic general partner interest in Sabine LNG; such limited partner and general partner interests have been duly authorized and validly issued in accordance with the agreement of limited partnership of Sabine LNG (the “Sabine LNG Partnership Agreement”); and Investments owns such limited partner and general partner interests free and clear of all Liens (except for Liens as described in the Prospectus or the Sabine LNG Partnership Agreement or granted pursuant to the Sabine Pass Indentures (as defined below)) and (ii) Investments indirectly owns 100% of the limited liability company interests in Sabine Liquefaction; such limited liability company interests are duly authorized and validly issued in accordance with the limited liability company agreement of Sabine Liquefaction as of the date hereof (the “Sabine Liquefaction LLC Agreement”) and are fully paid (to the extent required by the Sabine Liquefaction LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act); and Investments owns such limited liability company interests free and clear of all Liens (except for Liens as described in the Prospectus or the Sabine Liquefaction LLC Agreement or granted pursuant to the Sabine Liquefaction Credit Documents (as defined below)).

(p) No Other Subsidiaries. Except for the entities listed on Schedule 4, none of the Issuer Entities own, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity.

(q) No Preemptive Rights, Registration Rights or Options. Except as identified in the Prospectus or set forth in the Partnership Agreement, the Investments LLC Agreement, the Sabine LNG Partnership Agreement or the Sabine Liquefaction LLC Agreement, there are no (i) preemptive rights or other rights to subscribe for or to purchase, nor any restrictions upon the voting or transfer of, any equity securities of the Issuer Entities (other than pursuant to the Sabine LNG Indentures, the Sabine Liquefaction Credit Documents, the Sabine Liquefaction Indentures or the IRRA (each as defined below)) or (ii) outstanding options or warrants to purchase any securities of the Issuer Entities. Except for such rights that have been waived or as described in the Prospectus or set forth in the Partnership Agreement, neither the filing of the Registration Statement nor the sale of the Units as contemplated by this Agreement gives rise to any rights for or relating to the registration of any Units or other securities of the Company. As used herein, (i) “IRRA” means that certain Investors’ and Registration Rights Agreement dated as of July 31, 2012 by and among Cheniere Energy, Inc., the Company, the General Partner, Cheniere Class B Units Holdings, LLC, Blackstone CQP Holdco LP and the other investors party thereto from time to time, (ii) “Sabine LNG Indentures” means that certain Indenture, dated November 9, 2006, between Sabine LNG and The Bank of New York and that certain Indenture, dated October 16, 2012, between Sabine Pass LNG, the guarantors party thereto and The Bank of New York, each as supplemented from time to time, (iii) “Sabine Liquefaction Credit Documents” means each of the agreements identified in Exhibits 10.1 through 10.5 of the Company’s Current Report on Form 8-K filed on May 29, 2013, as each such agreement may be amended, restated or otherwise modified from time to time and (iv) “Sabine Liquefaction Indenture” means that certain Indenture, dated February 1, 2013, between Sabine Liquefaction, the guarantors party thereto and The Bank of New York, as supplemented from time to time.

(r) Authority and Authorization. The Company has all requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder, including the issuance, sale and delivery of the Units.

(s) Authorization, Execution and Delivery of this Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

(t) Authorization, Execution, Delivery and Enforceability of Operative Agreements.

(i)	the Partnership Agreement has been duly authorized, executed and delivered by the General Partner and is a valid and legally binding agreement of such persons, enforceable against such persons in accordance with its terms;

(ii)	the limited liability company agreement of the General Partner has been duly authorized, executed and delivered by the persons party thereto and is a valid and legally binding agreement of such persons, enforceable against such persons in accordance with its terms;

(iii)	the Investments LLC Agreement has been duly authorized, executed and delivered by the Company and is a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms;

(iv)	the Sabine LNG Partnership Agreement has been duly authorized, executed and delivered by the persons party thereto and is a valid and legally binding agreement of such persons, enforceable against such persons in accordance with its terms; and

(v)	the Sabine Liquefaction LLC Agreement has been duly authorized, executed and delivered by the persons party thereto and is a valid and legally binding agreement of such persons, enforceable against such persons in accordance with its terms;

provided, however, that with respect to each agreement described in this Section 6(t) (collectively, the “Operative Agreements”), the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and provided further that the indemnity, contribution and exoneration provisions contained in any of such agreements may be limited by applicable laws and public policy.

(u) No Conflicts. Neither of (i) the execution, delivery and performance of this Agreement by the Company or (ii) the consummation of any other transactions contemplated by this Agreement (A) conflicts or will conflict with or constitutes or will constitute a violation of the Partnership Agreement or certificate of formation of the Company, (B) conflicts or will conflict with or constitutes or will constitute a breach or violation of, or a default (or an event that, with notice or lapse of time or both, would constitute such a default) under any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Company is a party or by which any of its properties may be bound, (C) violates or will violate any statute, law or regulation or any order, judgment, decree or injunction of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over the Company or any of its properties or assets in a proceeding to which it or its property is a party or (D) results or will result in the creation or imposition of any Lien upon any property or assets of the Company, which conflicts, breaches, violations, defaults or Liens, in the case of clauses (B), (C) or (D), would, individually or in the aggregate, have or reasonably be expected to have, a Material Adverse Effect or would materially impair the ability of the Company to consummate the transactions provided for in this Agreement.

(v) No Consents. No permit, consent, approval, authorization, order, registration, filing or qualification of or with any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over the Company or any of its properties or assets is required in connection with (i) the execution, delivery and performance of this Agreement or the fulfillment of the terms thereof by the Company or (ii) the consummation of any other transactions contemplated by this Agreement, except (A) for such permits, consents, approvals and similar authorizations required under the Securities Act, the Exchange Act and blue sky laws of any jurisdiction, (B) for such consents that have been, or prior to any Applicable Time will be, obtained, (C) for such consents that, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect and (D) as disclosed in the Prospectus.

(w) No Defaults. None of the Issuer Entities is (i) in violation of its Operative Agreements or any statute, law or regulation or any order, judgment, decree or injunction of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over any of the Issuer Entities or any of their properties or assets or (ii) in breach, default (or an event that, with notice or lapse of time or both, would constitute such a default) or violation in the performance of any obligation, agreement or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, which breach, default or violation, if continued, would have a Material Adverse Effect.

(x) No Material Agreements. There are no material agreements, contracts, indentures, leases or other instruments that are required to be described in the Prospectus or to be filed as an exhibit to the Registration Statement that are not described, filed or incorporated by reference in the Registration Statement and the Prospectus as required by the Securities Act. All such contracts to which any of the Issuer Entities is a party have been duly authorized, executed and delivered by the relevant Issuer Entity, constitute valid and binding agreements of the relevant Issuer Entity and are enforceable against the relevant Issuer Entity, in accordance with the terms thereof, except as enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and provided further that the indemnity, contribution and exoneration provisions contained in any of such agreements may be limited by applicable laws and public policy. None of the Issuer Entities have received notice that any of the Issuer Entities is in breach of or default under any of such contracts to which it is a party.

(y) Conformity of Units to Description. The Units conform in all material respects to the description thereof contained in the Prospectus.

(z) No Labor Dispute. No labor problem or dispute with the employees of any Issuer Entities exists or, to the knowledge of the Company, is threatened or imminent, and none of the Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of any of the Issuer Entities is aware of any existing or imminent labor disturbance by the employees of any of such Issuer Entities’ principal suppliers, contractors or customers, in either case that would have, or would reasonably be expected to have, a Material Adverse Effect, except as set forth in or contemplated in the Prospectus.

(aa) Financial Statements. The consolidated historical financial statements (including the related notes and supporting schedules) and other financial information of the Company included in the Prospectus and the Registration Statement present fairly the consolidated financial condition of the Company and the consolidated results of operations and cash flows of the Company, as of the dates and for the periods indicated; such financial statements have been prepared in accordance with the applicable accounting requirements of Regulation S-X under the Securities Act and in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved. The summary and selected historical financial information included or incorporated by reference in the Registration Statement and the Prospectus (and any amendment or supplement thereto) is accurately presented in all material respects and prepared on a basis consistent with the audited and unaudited historical consolidated financial statements from which it has been derived, except as described therein. The pro forma financial statements and other pro forma financial information, if any, included or incorporated by reference in the Registration Statement and the Prospectus (i) present fairly in all material respects the information shown therein, (ii) have been prepared in accordance with the Commission’s rules and guidelines with respect to pro forma financial statements and (iii) have been properly computed on the bases described therein. The assumptions used in the preparation of the pro forma financial statements and other pro forma financial information, if any, included or incorporated by reference in the Registration Statement and the Prospectus are reasonable, and the adjustments used therein are appropriate to give effect to the transactions or circumstances referred to therein. No other financial statements or schedules of the Company are required by the Securities Act or the Exchange Act to be included in the Registration Statement or the Prospectus.

(bb) Independent Public Accountants. Ernst & Young LLP, who has audited certain financial statements of the Company and delivered its reports with respect to the audited financial statements included or incorporated by reference in the Registration Statement and the Prospectus (and any amendment or supplement thereto), is an independent registered public accounting firm with respect to the Company within the meaning of the Securities Act and the Public Company Accounting Oversight Board.

(cc) No Material Adverse Effect. Except as otherwise disclosed in the Prospectus or made publicly available, subsequent to the respective dates as of which such information is given in the Prospectus, (i) there has been no Material Adverse Effect or any development that may reasonably be expected to result in a Material Adverse Effect, (ii) there have been no material transactions entered into by the any of the Issuer Entities, on a consolidated basis, other than transactions in the ordinary course of business, (iii) none of the Issuer Entities have incurred any material liabilities or obligations, direct or contingent other than in the ordinary course of business, (iv) the Issuer Entities, on a consolidated basis, have not, other than regular quarterly distributions and accrued Class B Units, declared, paid or made a material dividend or distribution of any kind on any class of its units of beneficial interest (other than dividends or distributions from wholly owned subsidiaries), (v) the Company is not in default under the terms of any class of securities of the Company or any outstanding debt obligations, if any, which would result in a Material Adverse Effect, (vi) there has not been any change in the authorized or outstanding units of the Company and (vii) there has not been any material increase in the short-term or long-term debt (including capitalized lease obligations but excluding borrowings under existing or future bank lines of credit) of the Issuer Entities, on a consolidated basis.

(dd) Conduct of the Company. The Company has not taken and will not take prior to the later of the termination of this Agreement or the Settlement Date of the last sale of any Placement Units hereunder, directly or indirectly, any action that is not permitted under Section 7(r) hereof.

(ee) Litigation. Except as described in the Prospectus, there is no (i) action, suit or proceeding before or by any court, arbitrator or governmental agency, body or official, domestic or foreign, now pending or, to the knowledge of the Company, threatened, to which any of the Issuer Entities is or may be a party or to which the business or property of any of the Issuer Entities is or may be subject, (ii) statute, rule, regulation or order that has been enacted, adopted or issued by any governmental agency with respect to any Issuer Entity or (iii) injunction, restraining order or order of any nature issued by a federal or state court or foreign court of competent jurisdiction, to which any of the Issuer Entities is or may be subject, that, in the case of clauses (i), (ii) and (iii) above, would, individually or in the aggregate, (A) have a Material Adverse Effect, (B) prevent or result in the suspension of the sale or trading of the Units or (C) in any manner draw into question the validity of this Agreement.

(ff) Title to Properties. Each of the Issuer Entities has good and indefeasible title to all real property and good title to all personal property described in the Prospectus as owned by it, free and clear of all Liens except (i) as described, and subject to limitations contained in the Prospectus or the Operative Agreements (including under the Sabine LNG Indentures, the Sabine Liquefaction Indenture and the Sabine Liquefaction Credit Documents) or (ii) as do not materially interfere with the use of such properties taken as a whole as they have been used in the past and are proposed to be used in the future as described in the Prospectus; with respect to any real property and buildings held under lease by the Issuer Entities, such real property and buildings are held under valid and subsisting and enforceable leases with such exceptions as do not materially interfere with the use of the properties of the Issuer Entities taken as a whole as they have been used in the past as described in the Prospectus and are proposed to be used in the future as described in the Prospectus.

(gg) Rights-of-Way. Except as described in or contemplated by the Prospectus, each of the Issuer Entities has such easements or rights-of-way from each person (collectively, “rights-of-way”) as are necessary to conduct its business in the manner described in the Prospectus, except for (i) qualifications, reservations and encumbrances that would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) such rights-of-way that, if not obtained, would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; other than as set forth, and subject to the limitations contained, in the Prospectus, each of the Issuer Entities has fulfilled and performed all its material obligations with respect to such rights-of-way, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for such revocations, terminations and impairments that would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and, except as described in the Prospectus, none of such rights-of-way contains any restriction that is materially burdensome to the Issuer Entities, taken as a whole.

(hh) Tax Returns. Each of the Issuer Entities has filed all foreign, federal, state and local tax returns that are required to be filed or has requested extensions thereof, except in any case in which the failure so to file would not have, and would not reasonably be expected to have, a Material Adverse Effect except as set forth in or contemplated in the Prospectus, and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or as would not have, or reasonably be expected to have, a Material Adverse Effect, except as set forth in or contemplated in the Prospectus.

(ii) Insurance. The Issuer Entities are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the business in which they are engaged, and all such insurance is in full force and effect.

(jj) Distribution Restrictions. No subsidiary of the Company is currently prohibited, directly or indirectly, from paying any distributions to the Company, from making any other distribution on such subsidiary’s equity interests, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s property or assets to the Company or any other subsidiary of the Company, except as described in or contemplated by the Prospectus or the Operative Agreements (including pursuant to the Sabine LNG Indentures, the Sabine Liquefaction Credit Documents and the Sabine Liquefaction Indenture).

(kk) Possession of Licenses and Permits. Except as described in or contemplated by the Prospectus, the Issuer Entities possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business associated with Sabine LNG or Sabine Liquefaction in their current respective stages of development, except where the failure so to possess would not, individually or in the aggregate, result in, or reasonably be expected to result in, a Material Adverse Effect; the Issuer Entities are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, individually or in the aggregate, result in, or reasonably be expected to result in, a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, individually or in the aggregate, result in, or reasonably be expected to result in, a Material Adverse Effect; and the Issuer Entities have not received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses that, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in, or reasonably be expected to result in, a Material Adverse Effect.

(ll) Environmental Laws. Except as described in or contemplated by the Prospectus, the Issuer Entities (i) are in compliance with any and all applicable federal, state and local laws and regulations relating to the prevention of pollution or protection of the environment or imposing liability or standards of conduct concerning any Hazardous Materials (as defined below) (“Environmental Laws”), (ii) have received all permits required of them under applicable Environmental Laws to conduct their respective businesses as presently conducted, (iii) are in compliance with all terms and conditions of any such permits and (iv) do not have any liability in connection with the release into the environment of any Hazardous Material, except in the case of each of clauses (i), (ii), (iii) and (iv) as would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The term “Hazardous Material” means (A) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (B) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (C) any petroleum or petroleum product, (D) any polychlorinated biphenyl and (E) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, waste or substance regulated under or within the meaning of any applicable Environmental Law.

(mm) Possession of Intellectual Property. Except as would not result in, or reasonably be expected to result in, a Material Adverse Effect, (i) the Issuer Entities own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business associated with Sabine LNG or Sabine Liquefaction in their current respective stages of development, and (ii) the Issuer Entities have not received any notice and are not otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances that would render any Intellectual Property invalid or inadequate to protect the interests in the Issuer Entities.

(nn) Certain Relationships and Related Transactions. No relationship, direct or indirect, exists between or among any Issuer Entity, on the one hand, and the directors, officers, stockholders, affiliates, customers or suppliers of any Issuer Entity, on the other hand, that is required to be described in the Prospectus but is not so described.

(oo) ERISA. Each Issuer Entity is in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which any Issuer Entity would have any liability, excluding any reportable event for which a waiver could apply; no Issuer Entity expects to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”); and each “pension plan” for which any Issuer Entity would have any liability that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and nothing has occurred, whether by action or by failure to act, that would reasonably be expected to cause the loss of such qualification.

(pp) Description of Legal Proceedings and Contracts; Filing of Exhibits. There are no legal or governmental proceedings pending or, to the knowledge of the Company, threatened or contemplated, against any of the Issuer Entities, or to which any of the Issuer Entities is a party, or to which any of their respective properties or assets is subject, that are required to be described in the Prospectus but are not so described, and there are no agreements, contracts, indentures, leases or other instruments that are required to be described in the Prospectus or to be filed as an exhibit to the Registration Statement that are not described or filed as required by the Securities Act or the Exchange Act. The statements included in the Prospectus, insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate summaries of such legal matters, agreements, documents or proceedings in all material respects.

(qq) Sarbanes-Oxley Act of 2002. The Company is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002, the rules and regulations promulgated in connection therewith and the rules of the Exchange that are effective and applicable to the Company.

(rr) Investment Company. None of the Issuer Entities is, and after giving effect to the offering and sale of the Units and the application of the proceeds thereof as described in the Prospectus, none of the Issuer Entities will be, an “investment company” or a company “controlled by” an “investment company,” each as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(ss) Books and Records. The Company, on behalf of the Issuer Entities, maintains a system of internal accounting controls sufficient to provide reasonable assurance that, with respect to the Issuer Entities, (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences. The Company’s internal controls over financial reporting applicable to the Issuer Entities are effective, and none of the Issuer Entities is aware of any material weakness in internal control over financial reporting of the Company or of the Issuer Entities, on a consolidated basis.

(tt) Disclosure Controls and Procedures. (i) The Company, on behalf of the Issuer Entities, has established and maintain disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act), (ii) such disclosure controls and procedures are designed to ensure that the information required to be disclosed by the Company in the reports it files or will file or submit under the Exchange Act, as applicable, is accumulated and communicated to management of the Company and the General Partner, including its principal executive officers and principal financial officers, as appropriate, to allow timely decisions regarding required disclosure to be made and (iii) such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established.

(uu) Market Stabilization. None of the Issuer Entities has taken, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the resale of the Units.

(vv) Loans to Directors and Officers. The Issuer Entities have provided true, correct and complete copies of all documentation pertaining to any extension of credit in the form of a personal loan made, directly or indirectly, by any of the Issuer Entities to any director or executive officer of any of the Issuer Entities or to any family member or affiliate of any director or executive officer of any of the Issuer Entities.

(ww) Political Contributions. None of the Issuer Entities nor, to the knowledge of the Company, any officer, trustee or director purporting to act on behalf of any of the Issuer Entities, has at any time: (i) made any contributions to any candidate for political office, or failed to disclose fully any such contributions, in violation of law; (ii) made any payment of funds to, or received or retained any funds from, any state, federal or foreign governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or allowed by applicable law; or (iii) engaged in any transactions, maintained any bank accounts or used any partnership or limited liability company funds except for transactions, bank accounts and funds, which have been and are reflected in the normally maintained books and records of the Issuer Entities.

(xx) Foreign Corrupt Practices Act. No Issuer Entity, nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of any Issuer Entity, is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; the Issuer Entities and their affiliates have conducted their businesses in compliance with the FCPA; and Cheniere Energy, Inc. has instituted and maintains policies and procedures applicable to it and all of its subsidiaries that are reasonably designed to promote and achieve compliance therewith.

(yy) Anti-Money Laundering Laws. The operations of the Issuer Entities are and have been conducted at all times in compliance with, in each case to the extent applicable, the financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the anti-money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any of the Issuer Entities with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(zz) Office of Foreign Assets Control. None of the Issuer Entities, nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of an Issuer Entity is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of any Placement hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(aaa) Broker’s Fees. Other than this Agreement, there are no contracts, agreements or understandings between any of the Issuer Entities and any person that would give rise to a valid claim against any of the Issuer Entities or Mizuho Securities for a brokerage commission, finder’s fee or other like payment with respect to the consummation of the transactions contemplated by this Agreement.

(bbb) Lending Relationship. Except as disclosed in the Prospectus, no Issuer Entity (i) has any material lending or, to the knowledge of the Company, other material relationship with any bank or lending affiliate of Mizuho Securities or (ii) intends to use any of the proceeds of any Placement hereunder to repay any outstanding debt owed to any affiliate of Mizuho Securities.

(ccc) Private Placement. The Company has not sold or issued any securities that would be integrated with the offering and sale of the Units contemplated by this Agreement pursuant to the Securities Act or the interpretations thereof by the Commission.

(ddd) Statistical Data. Any statistical and market-related data included in the Prospectus are based on or derived from sources that the Company believes to be reliable and accurate, and the Company has obtained written consent to the use of such data from such sources to the extent required.

(eee) No Distribution of Other Offering Materials. None of the Issuer Entities has distributed or will distribute any offering material in connection with the offering and sale of the Units other than the Prospectus, any issuer free writing prospectus (as defined in Rule 433) to which Mizuho Securities has consented in accordance with this Agreement, or any other materials, if any, permitted by the Securities Act, including Rule 134 thereunder.

(fff) Listing on the Exchange. The Units are validly listed on the Exchange, and the Company is not aware of any violation of any listing requirements or any current or threatened action for delisting.

(ggg) Unlawful Sales. The Company has not offered or sold, or caused Mizuho Securities to offer or sell, Units to any person with the specific intent to unlawfully influence (i) a customer or supplier of any Issuer Entity to alter the customer’s or supplier’s level or type of business with any Issuer Entity or (ii) a trade journalist or publication to write or publish favorable information about any such entity or its businesses.

(hhh) Reliance. The Company acknowledges that Mizuho Securities and, for purposes of the opinions to be delivered pursuant to Section 7 hereof, counsel to the Company and counsel to Mizuho Securities, will rely upon the accuracy and truthfulness of the foregoing representations and hereby consents to such reliance.

(iii) Certificates. Any certificate signed by any officer of the General Partner on behalf of the Company and delivered to Mizuho Securities or counsel for Mizuho Securities in connection with this Agreement and the issuance of the Units contemplated hereby shall be deemed a representation and warranty by the Company, as to matters covered thereby, to Mizuho Securities.

(jjj) XBRL. The interactive data in eXtensible Business Reporting Language incorporated by reference in the Registration Statement and the Prospectus fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

7. Covenants of the Company. The Company covenants and agrees with Mizuho Securities that:

(a) Registration Statement Amendments; Payment of Fees. After the date of this Agreement and during any period in which the Prospectus relating to any Placement Units is required to be delivered by Mizuho Securities under the Securities Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), (i) the Company will notify Mizuho Securities promptly of the time when any subsequent amendment to the Registration Statement, other than documents incorporated by reference, has been filed with the Commission and/or has become effective or any subsequent supplement to the Prospectus has been filed and of any comment letter from the Commission or any request by the Commission for any amendment or supplement to the Registration Statement or Prospectus or for additional information relating thereto, (ii) the Company will prepare and file with the Commission, promptly upon Mizuho Securities’ request, any amendments or supplements to the Registration Statement or Prospectus that, in Mizuho Securities’ reasonable opinion, may be necessary or advisable in connection with the distribution of the Placement Units by Mizuho Securities (provided, however, that the failure of Mizuho Securities to make such request shall not relieve the Company of any obligation or liability hereunder, or affect Mizuho Securities’ right to rely on the representations and warranties made by the Company in this Agreement); (iii) the Company will not file any amendment or supplement to the Registration Statement or Prospectus, other than documents incorporated by reference, relating to the Placement Units or a security convertible into the Placement Units unless a copy thereof has been submitted to Mizuho Securities within a reasonable period of time before the filing and Mizuho Securities has not reasonably objected thereto (provided, however, that the failure of Mizuho Securities to make such objection shall not relieve the Company of any obligation or liability hereunder, or affect Mizuho Securities’ right to rely on the representations and warranties made by the Company in this Agreement), and the Company will furnish to Mizuho Securities at the time of filing thereof a copy of any document that upon filing is deemed to be incorporated by reference into the Registration Statement or Prospectus, except for those documents available via EDGAR; and (iv) the Company will cause each amendment or supplement to the Prospectus, other than documents incorporated by reference, to be filed with the Commission as required pursuant to the applicable paragraph of Rule 424(b) of the Securities Act (without reliance on Rule 424(b)(8) of the Securities Act). If immediately prior to the third anniversary (the “Renewal Deadline”) of the initial effective date of the Registration Statement, any of the Units remain unsold by Mizuho Securities, the Company will, prior to the Renewal Deadline, file, if it has not already done so and is eligible to do so, a new shelf registration statement relating to the Units, in a form satisfactory to Mizuho Securities and will use its reasonable best efforts to cause such registration statement to be declared effective within 180 days after the Renewal Deadline. The Company will use its reasonable best efforts to take all other action necessary or appropriate to permit the public offering and sale of the Units to continue as contemplated in the expired registration statement. References herein to the Registration Statement shall include such new shelf registration statement

(b) Notice of Ineligibility. If at any time when Units remain unsold by Mizuho Securities, the Company receives from the Commission a notice or otherwise ceases to be eligible to use Form S-3, the Company will promptly notify Mizuho Securities, and the Company will not give Mizuho Securities instructions to sell Units under this Agreement until such time as the Company is again eligible to use Form S-3 for such purpose.

(c) Notice of Commission Stop Orders. The Company will advise Mizuho Securities, promptly after it receives notice or obtains knowledge thereof, of the issuance or threatened issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or any other order preventing or suspending the use of the Prospectus, of the suspension of the qualification of the Placement Units for offering or sale in any jurisdiction, or of the initiation or threatening of any proceeding for any such purpose or any examination pursuant to Section 8(e) of the Securities Act, or if the Company becomes the subject of a proceeding under Section 8A of the Securities Act in connection with the offering of the Units; and it will promptly use its commercially reasonable efforts to prevent the issuance of any stop or other order or to obtain its withdrawal if such a stop or other order should be issued.

(d) Delivery of Prospectus; Subsequent Changes. During any period in which the Prospectus relating to the Placement Units is required to be delivered by Mizuho Securities under the Securities Act with respect to a pending sale of the Placement Units (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), the Company will comply with all requirements imposed upon it by the Securities Act, as from time to time in force, and to file on or before their respective due dates all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14, 15(d) or any other provision of or under the Exchange Act. If during such period any event occurs as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances then existing, not misleading, or if during such period it is necessary to amend or supplement the Registration Statement or the Prospectus to comply with the Securities Act, the Company will promptly notify Mizuho Securities to suspend the offering of Placement Units during such period and the Company will promptly amend or supplement, or file a free writing prospectus applicable to, the Registration Statement or the Prospectus (at the expense of the Company) so as to correct such statement or omission or effect such compliance.

(e) Listing of Placement Units. During any period in which the Prospectus relating to the Placement Units is required to be delivered by Mizuho Securities under the Securities Act with respect to a pending sale of the Placement Units (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), the Company will use its commercially reasonable efforts to maintain the Placement Units listing on the Exchange and will cooperate with Mizuho Securities to qualify the Placement Units for sale under the securities laws of such jurisdictions in the United States as Mizuho Securities reasonably designates and to continue such qualifications in effect so long as required for the distribution of the Placement Units; provided, however, that the Company shall not be required in connection therewith to qualify as a foreign entity or dealer in securities or file a general consent to service of process in any jurisdiction.

(f) Filings with the Exchange. The Company will timely file with the Exchange all documents and notices required by the Exchange of companies that have or will issue securities that are traded on the Exchange.

(g) Delivery of Registration Statement and Prospectus. The Company will furnish to Mizuho Securities and its counsel (at the expense of the Company) copies of the Registration Statement, the Prospectus (including all documents incorporated by reference therein) and all amendments and supplements to the Registration Statement or the Prospectus that are filed with the Commission during any period in which the Prospectus relating to the Placement Units is required to be delivered under the Securities Act (including all documents filed with the Commission during such period that are deemed to be incorporated by reference therein), in each case as soon as reasonably practicable and in such quantities as Mizuho Securities may from time to time reasonably request and, at Mizuho Securities’ request, will also furnish copies of the Prospectus to each exchange or market on which sales of the Placement Units may be made; provided however, that the Company shall not be required to furnish any document (other than the Prospectus) to Mizuho Securities to the extent such document is available on EDGAR. The copies of the Registration Statement and the Prospectus and any supplements or amendments thereto furnished to Mizuho Securities will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(h) Earnings Statement. The Company will make generally available to its security holders as soon as reasonably practicable, but in any event not later than 15 months after the end of the Company’s current fiscal quarter, an earnings statement covering a 12-month period that satisfies the provisions of Section 11(a) and Rule 158 of the Securities Act. “Earnings statement” and “make generally available” will have the meanings contained in Rule 158 under the Securities Act.

(i) Expenses. The Company, whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated, in accordance with the provisions of Section 11 hereunder, will pay all expenses incident to the performance of its obligations hereunder, including, but not limited to, expenses relating to (i) the preparation, printing and filing of the Registration Statement and each amendment and supplement thereto, of the Prospectus and of each amendment and supplement thereto, (ii) the preparation, issuance and delivery of the Placement Units, (iii) the qualification of the Placement Units under securities laws in accordance with the provisions of Section 7(d) of this Agreement, including filing fees, (iv) the printing and delivery to Mizuho Securities of copies of the Prospectus and any amendments or supplements thereto, (v) the fees and expenses incurred in connection with the listing or qualification of the Placement Units for trading on the Exchange, and (vi) filing fees and expenses, if any, of the Commission and the United States Financial Industry Regulatory Authority Corporate Financing Department. The Company agrees to pay Mizuho Securities’ reasonable legal fees and expenses in connection with the negotiation and documentation of this Agreement, the continued maintenance of the program and any transactions contemplated hereby, which legal fees payable by the Company shall not exceed $100,000 in connection with the initiation of the equity sales program for work performed on or prior to the date of this Agreement or $75,000 per any subsequent twelve-month period.

(j) Notice of Other Sales. During the pendency of any Placement Notice given hereunder, the Company shall provide Mizuho Securities notice as promptly as reasonably possible before it offers to sell, contracts to sell, sells, grants any option to sell or otherwise disposes of any Common Units (other than Placement Units offered pursuant to the provisions of this Agreement) or securities convertible into or exchangeable for Common Units, warrants or any rights to purchase or acquire Common Units; provided, that such notice shall not be required in connection with (i) the issuance, grant or sale of Common Units, options to purchase Common Units or Common Units upon the exercise of options or other equity awards pursuant to any stock option, stock bonus or other equity incentive plan or arrangement then in effect or which the Company may from time to time adopt provided the implementation of such is disclosed to Mizuho Securities in advance, (ii) the issuance of securities in connection with an acquisition, merger or sale or purchase of assets described in the Prospectus, (iii) any Common Units issuable upon the exchange, conversion, exercise or redemption of or with respect to securities of the Company or any of its subsidiaries or rights now or hereafter in effect or outstanding, or (iv) the issuance or sale of Common Units pursuant to any dividend reinvestment plan or direct stock purchase plan that the Company may adopt from time to time provided the implementation of such is disclosed to Mizuho Securities in advance.

(k) Notice of Material Changes. If, at any time on or after the time of sale of Placement Units pursuant to Section 3 but prior to the related Settlement Date, any event occurs as a result of which the Prospectus as then supplemented would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made or the circumstances then prevailing not misleading, the Company will (i) notify promptly Mizuho Securities so that any use of the Prospectus may cease until it is amended or supplemented; (ii) amend or supplement the Prospectus to correct such statement or omission; and (iii) supply any amendment or supplement to Mizuho Securities in such quantities as they may reasonably request.

(l) Change of Circumstances. The Company will, at any time during a fiscal quarter in which the Company tenders a Placement Notice or sells Placement Units, advise Mizuho Securities as promptly as reasonably possible prior to the delivery of such Placement Notice, of any information or fact that would alter or affect in any material respect any opinion, certificate, letter or other document provided to Mizuho Securities pursuant to this Agreement.

(m) Due Diligence Cooperation. The Company will cooperate with any reasonable due diligence review conducted by Mizuho Securities or its agents in connection with the transactions contemplated hereby, including, without limitation, providing information and making available documents and senior officers, upon reasonable notice during regular business hours and at the Company’s principal offices, as Mizuho Securities may reasonably request.

(n) Required Filings Relating to Placement of Placement Units. The Company agrees that on such dates as the Securities Act shall require, the Company will (i) file a prospectus supplement with the Commission under the applicable paragraph of Rule 424(b) under the Securities Act, which prospectus supplement will set forth, within the relevant period, the amount of Placement Units to be sold through Mizuho Securities, the Net Proceeds to the Company and the compensation payable by the Company to Mizuho Securities with respect to such Placement Units, and (ii) deliver such number of copies of each such prospectus supplement to each exchange or market on which such sales were effected as may be required by the rules or regulations of such exchange or market.

(o) Representation Dates; Certificate. On or prior to the date that the first Units are sold pursuant to the terms of this Agreement and each time thereafter that the Company (i) files the Prospectus relating to the Placement Units or amends or supplements the Registration Statement or the Prospectus relating to the Placement Units (other than a prospectus supplement filed in accordance with Section 7(n) of this Agreement) by means of a post-effective amendment, sticker, or supplement but not by means of incorporation of documents by reference to the Registration Statement or the Prospectus relating to the Placement Units; (ii) files an annual report on Form 10-K under the Exchange Act; (iii) files its quarterly reports on Form 10-Q under the Exchange Act; or (iv) files a report on Form 8-K containing amended financial information (other than an earnings release, to “furnish” information pursuant to Items 2.02 or 7.01 of Form 8-K or to provide disclosure pursuant to Item 8.01 of Form 8-K relating to the reclassifications of certain properties as discontinued operations in accordance with Statement of Financial Accounting Standards No. 144) under the Exchange Act (each date of filing of one or more of the documents referred to in clauses (i) through (iv) shall be a “Representation Date”), the Company shall furnish Mizuho Securities with a certificate, in the form attached hereto as Exhibit 7(o) on any Representation Date. The requirement to provide a certificate under this Section 7(o) is hereby waived for any Representation Date occurring at a time at which no Placement Notice is pending, which waiver shall continue until the later to occur of the date that the Company delivers a Placement Notice hereunder (which for an applicable calendar quarter shall be considered a Representation Date) or the date until which Mizuho Securities no longer otherwise waives the requirement to delivery such certificate. Notwithstanding the foregoing, if the Company subsequently decides to sell Placement Units following a Representation Date when the Company relied on such waiver and did not provide Mizuho Securities with a certificate under this Section 7(o), then, unless otherwise waived by Mizuho Securities, before the Company delivers the Placement Notice or Mizuho Securities sells any Placement Units, the Company shall provide Mizuho Securities with a certificate, in the form attached hereto as Exhibit 7(o), dated the date of the Placement Notice.

(p) Legal Opinions. On or prior to the date that the first Units are sold pursuant to the terms of this Agreement and on each Representation Date thereafter with respect to which the Company is obligated to deliver a certificate in the form attached hereto as Exhibit 7(o) for which no waiver is applicable, (i) the Company shall cause to be furnished to Mizuho Securities a written opinion of Andrews Kurth LLP (“Company Counsel”) or other counsel satisfactory to Mizuho Securities, in form and substance reasonably satisfactory to Mizuho Securities and its counsel, dated the date that the opinions are required to be delivered, substantially similar to the form attached hereto as Exhibit 7(o), modified, as necessary, to relate to the Registration Statement and the Prospectus as then amended or supplemented and (ii) Vinson & Elkins, L.L.P., counsel to Mizuho Securities, shall deliver to Mizuho Securities a written opinion in form and substance reasonably satisfactory to Mizuho Securities, dated the date that the opinions are required to be delivered; provided, however, that in lieu of such opinion for subsequent Representation Dates, counsel may furnish Mizuho Securities with a letter (a

“Reliance Letter”) to the effect that Mizuho Securities may rely on a prior opinion delivered under this Section 7(p) to the same extent as if it were dated the date of such letter (except that statements in such prior opinion shall be deemed to relate to the Registration Statement and the Prospectus as amended or supplemented at such Representation Date).

(q) Comfort Letter. On or prior to the date that the first Units are sold pursuant to the terms of this Agreement and on each Representation Date thereafter with respect to which the Company is obligated to deliver a certificate in the form attached hereto as Exhibit 7(o) for which no waiver is applicable, the Company shall cause its independent accountants (and any other independent accountants whose report is included in the Registration Statement or the Prospectus) to furnish Mizuho Securities letters (the “Comfort Letters”), dated the date the Comfort Letter is required to be delivered, in form and substance reasonably satisfactory to Mizuho Securities, (i) confirming that they are an independent registered public accounting firm within the meaning of the Securities Act, the Exchange Act and the Public Company Accounting Oversight Board, (ii) stating, as of such date, the conclusions and findings of such firm with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings (the first such letter, the “Initial Comfort Letter”) and (iii) updating the Initial Comfort Letter with any information that would have been included in the Initial Comfort Letter had it been given on such date and modified as necessary to relate to the Registration Statement and the Prospectus, as amended and supplemented to the date of such letter.

(r) Market Activities. The Company will not, directly or indirectly, (i) take any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Units or (ii) sell, bid for, or purchase the Units to be issued and sold pursuant to this Agreement, or pay anyone any compensation for soliciting purchases of the Units to be issued and sold pursuant to this Agreement other than Mizuho Securities; provided, however, that the Company may bid for and purchase its Common Units in accordance with Rule 10b-18 under the Exchange Act.

(s) Investment Company Act. The Company will conduct its affairs in such a manner so as to reasonably ensure that neither it nor its subsidiaries will be or become, at any time prior to the termination of this Agreement, an “investment company” as such term is defined in the Investment Company Act, assuming no change in the Commission’s current interpretation as to entities that are not considered an investment company.

(t) Securities Act and Exchange Act. The Company will use its best efforts to comply with all requirements imposed upon it by the Securities Act and the Exchange Act as from time to time in force, so far as necessary to permit the continuance of sales of, or dealings in, the Placement Units as contemplated by the provisions hereof and the Prospectus.

(u) No Offer to Sell. Other than a free writing prospectus approved in advance by the Company and Mizuho Securities in its capacity as principal or agent hereunder, neither Mizuho Securities nor the Company (including its agents and representatives, other than Mizuho Securities in its capacity as such) will, directly or indirectly, make, use, prepare, authorize, approve or refer to any free writing prospectus relating to the Units to be sold by Mizuho Securities as principal or agent hereunder.

8. Conditions to Mizuho Securities’ Obligations. The obligations of Mizuho Securities hereunder with respect to a Placement will be subject to the continuing accuracy and completeness of the representations and warranties made by the Company herein, to the due performance by the Company of its obligations hereunder, to the completion by Mizuho Securities of a due diligence review satisfactory to Mizuho Securities in its reasonable judgment, and to the continuing satisfaction (or waiver by Mizuho Securities in its sole discretion) of the following additional conditions:

(a) Registration Statement Effective. The Registration Statement shall be effective and shall be available for (i) all sales of Placement Units issued pursuant to all prior Placement Notices and (ii) the sale of all Placement Units contemplated to be issued by any Placement Notice.

(b) No Material Notices. None of the following events shall have occurred and be continuing: (i) receipt by the Company or any of its subsidiaries of any request for additional information from the Commission or any other federal or state governmental authority during the period of effectiveness of the Registration Statement, the response to which would require any post-effective amendments or supplements to the Registration Statement or the Prospectus; (ii) the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Placement Units for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; or (iv) the occurrence of any event that makes any material statement made in the Registration Statement or the Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related Prospectus or such documents so that, in the case of the Registration Statement, it will not contain any materially untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and, that in the case of the Prospectus, it will not contain any materially untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c) No Misstatement or Material Omission. Mizuho Securities shall not have advised the Company that the Registration Statement or the Prospectus, or any amendment or supplement thereto, contains an untrue statement of fact that in Mizuho Securities’ reasonable opinion is material, or omits to state a fact that in Mizuho Securities’ opinion is material and is required to be stated therein or is necessary to make the statements therein not misleading.

(d) Material Changes. Except as disclosed in the Prospectus, there shall not have been any material adverse change, on a consolidated basis, in the authorized equity or long-term debt of the Issuer Entities or any Material Adverse Effect, or any development that could reasonably be expected to cause a Material Adverse Effect, or any downgrading in or withdrawal of the rating assigned to any of the Issuer Entities’ securities by any rating organization or a public announcement by any rating organization that it has under surveillance or review its rating of any of the Issuer Entities’ securities, the effect of which, in the case of any such action by a rating organization described above, in the reasonable judgment of Mizuho Securities (without relieving the Company of any obligation or liability it may otherwise have), is so material as to make it impracticable or inadvisable to proceed with the offering of the Placement Units on the terms and in the manner contemplated in the Prospectus.

(e) Legal Opinions. Mizuho Securities shall have received the opinions required to be delivered pursuant Section 7(p) on or before the date on which such delivery of such opinion is required pursuant to Section 7(p).

(f) Comfort Letter. Mizuho Securities shall have received the Comfort Letter required to be delivered pursuant Section 7(q) on or before the date on which such delivery of such Comfort Letter is required pursuant to Section 7(q).

(g) Representation Certificate. Mizuho Securities shall have received the certificate required to be delivered pursuant to Section 7(o) on or before the date on which delivery of such certificate is required pursuant to Section 7(o).

(h) No Suspension. Trading in the Common Units shall not have been suspended on the Exchange.

(i) Other Materials. On each date on which the Company is required to deliver a certificate pursuant to Section 7(o), the Company shall have furnished to Mizuho Securities such appropriate further information, certificates and documents as Mizuho Securities may have reasonably requested. All opinions, certificates and other documents required to be delivered in accordance with this Agreement shall have been in compliance with the provisions hereof. The Company shall have furnished Mizuho Securities with such conformed copies of such opinions, certificates and other documents as Mizuho Securities shall have reasonably requested.

(j) Securities Act Filings Made. All filings with the Commission required by Rule 424 under the Securities Act to have been filed prior to the issuance of any Placement Notice hereunder shall have been made within the applicable time period prescribed for such filing by Rule 424.

(k) FINRA. FINRA shall not have raised any objection with respect to the fairness and reasonableness of the terms and arrangements under this Agreement.

(l) Listing of Units. The Placement Units shall have been approved for listing on the Exchange, subject only to notice of issuance, at, or prior to, the issuance of any Placement Notice.

(m) No Termination Event. There shall not have occurred any event that would permit Mizuho Securities to terminate this Agreement pursuant to Section 11(a).

9. Indemnification and Contribution.

(a) Company Indemnification. The Company agrees to indemnify and hold harmless Mizuho Securities, the directors, officers, partners, employees and agents of Mizuho Securities and each person, if any, who (i) controls Mizuho Securities within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, or (ii) is controlled by or is under common control with Mizuho Securities (a “Mizuho Securities Affiliate”) from and against any and all losses, claims, liabilities, expenses and damages (including, but not limited to, any and all reasonable investigative expenses by any governmental agency or body, legal and other expenses incurred in connection with, and any and all amounts paid in settlement (in accordance with Section 9(c)) of, any action, suit or proceeding between any of the indemnified parties and any indemnifying parties or between any indemnified party and any third party, or otherwise, or any claim asserted), as and when incurred, to which Mizuho Securities, or any such person, may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, liabilities, expenses or damages arise out of or are based, directly or indirectly, on (x) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the Prospectus or any amendment or supplement to the Registration Statement or the Prospectus or in any free writing prospectus, or (y) the omission or alleged omission to state in any such Registration Statement or amendment or supplement thereto a material fact required to be stated in it or necessary to make the statements in it not misleading, or (z) the omission or alleged omission to state in any such Prospectus or amendment or supplement thereto a material fact required to be stated in it or necessary to make the statements in it, in the light of the circumstances under which they were made, not misleading; provided, however, that this indemnity agreement shall not apply to the extent that such loss, claim, liability, expense or damage arises from the sale of Units under this Agreement and is caused directly or indirectly by an untrue statement or omission made in reliance upon and in conformity with written information relating to Mizuho Securities and furnished to the Company by Mizuho Securities expressly for inclusion in any document as described in clause (x) of this Section 9(a), which information is limited to the marketing name of Mizuho Securities. This indemnity agreement will be in addition to any liability that the Company might otherwise have.

(b) Mizuho Securities Indemnification. Mizuho Securities agrees to indemnify and hold harmless the Company, each officer of the General Partner that signed the Registration Statement on behalf of the Company, and each person, if any, who (i) controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act or (ii) is controlled by or is under common control with the Company (a “Company Affiliate”) against any and all loss, liability, claim, damage and expense described in the indemnity contained in Section 9(a), as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendments thereto) or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information relating to Mizuho Securities and furnished to the Company by Mizuho Securities expressly for inclusion in any document as described in clause (x) of Section 9(a), which information is specified in Section 9(a) above. This indemnity agreement will be in addition to any liability that Mizuho Securities might otherwise have.

(c) Procedure. Any party that proposes to assert the right to be indemnified under this Section 9 will, promptly after receipt of notice of commencement of any action against such party in respect of which a claim is to be made against an indemnifying party or parties under this Section 9, notify each such indemnifying party of the commencement of such action, enclosing a copy of all papers served, but the omission so to notify such indemnifying party will not relieve the indemnifying party from (i) any liability that it might have to any indemnified party otherwise than under this Section 9 and (ii) any liability that it may have to any indemnified party under the foregoing provision of this Section 9 unless, and only to the extent that, such omission results in the forfeiture of substantive rights or defenses by the indemnifying party. If any such action is brought against any indemnified party and it notifies the indemnifying party of its commencement, the indemnifying party will be entitled to participate in and, to the extent that it elects by delivering written notice to the indemnified party promptly after receiving notice of the commencement of the action from the indemnified party, jointly with any other indemnifying party similarly notified, to assume the defense of the action, with counsel reasonably satisfactory to the indemnified party, and after notice from the indemnifying party to the indemnified party of its election to assume the defense, the indemnifying party will not be liable to the indemnified party for any legal or other expenses except as provided below and except for the reasonable costs of investigation subsequently incurred by the indemnified party in connection with the defense. The indemnified party will have the right to employ its own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such indemnified party unless (i) the employment of counsel by the indemnified party has been authorized in writing by the indemnifying party, (ii) the indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, (iii) a conflict or potential conflict exists (based on advice of counsel to the indemnified party) between the indemnified party and the indemnifying party (in which case the indemnifying party will not have the right to direct the defense of such action on behalf of the indemnified party) or (iv) the indemnifying party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the indemnifying party or parties. It is understood that the indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time for all such indemnified party or parties. All such fees, disbursements and other charges will be reimbursed by the indemnifying party promptly as they are incurred. An indemnifying party will not, in any event, be liable for any settlement of any action or claim effected without its written consent. No indemnifying party shall, without the prior written consent of each indemnified party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated by this Section 9 (whether or not any indemnified party is a party thereto), unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising or that may arise out of such claim, action or proceeding.

(d) Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in the foregoing paragraphs of this Section 9 is applicable in accordance with its terms but for any reason is held to be unavailable from the Company or Mizuho Securities, the Company and Mizuho Securities will contribute to the total losses, claims, liabilities, expenses and damages (including any investigative, legal and other expenses reasonably incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted, but after deducting any contribution received by the Company from persons other than Mizuho Securities, if any), to which the Company and Mizuho Securities may be subject in such proportion as shall be appropriate to reflect the relative benefits received by the Company, on the one hand, and Mizuho Securities, on the other. The relative benefits received by the Company on the one hand and Mizuho Securities on the other hand shall be deemed to be in the same proportion as the total Net Proceeds from the sale of the Placement Units (before deducting expenses) received by the Company, on the one hand, bear to the total compensation received by Mizuho Securities, on the other hand, from the sale of Placement Units on behalf of the Company. If, but only if, the allocation provided by the foregoing sentence is not permitted by applicable law, the allocation of contribution shall be made in such proportion as is appropriate to reflect not only the relative benefits referred to in the foregoing sentence but also the relative fault of the Company, on the one hand, and Mizuho Securities, on the other, with respect to the statements or omission that resulted in such loss, claim, liability, expense or damage, or action in respect thereof, as well as any other relevant equitable considerations with respect to such offering. Such relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company, on the one hand, or Mizuho Securities, on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and Mizuho Securities agree that it would not be just and equitable if contributions pursuant to this Section 9(d) were to be determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, liability, expense, or damage, or action in respect thereof, referred to above in this Section 9(d) shall be deemed to include, for the purpose of this Section 9(d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim to the extent consistent with Section 9(c) hereof. Notwithstanding the foregoing provisions of this Section 9(d), Mizuho Securities shall not be required to contribute any amount in excess of the commissions received by it under this Agreement and no person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 9(d), any person who controls a party to this Agreement within the meaning of the Securities Act, and any officers, directors, partners, employees or agents of Mizuho Securities, will have the same rights to contribution as that party, and each trustee of the Company and each officer of the General Partner who signed the Registration Statement on behalf of the Company will have the same rights to contribution as the Company, subject in each case to the provisions hereof. Any party entitled to contribution, promptly after receipt of notice of commencement of any action against such party in respect of which a claim for contribution may be made under this Section 9(d), will notify any such party or parties from whom contribution may be sought, but the omission to so notify will not relieve that party or parties from whom contribution may be sought from any other obligation it or they may have under this Section 9(d) except to the extent that the failure to so notify such other party materially prejudiced the substantive rights or defenses of the party from whom contribution is sought.

Except for a settlement entered into pursuant to the last sentence of Section 9(c) hereof, no party will be liable for contribution with respect to any action or claim settled without its written consent if such consent is required pursuant to Section 9(c) hereof.

10. Representations and Agreements to Survive Delivery. The indemnity and contribution agreements contained in Section 9 of this Agreement and all representations and warranties of the Company herein or in certificates delivered pursuant hereto shall survive, as of their respective dates, regardless of (i) any investigation made by or on behalf of Mizuho Securities, any controlling persons or the Company (or any of their respective officers, trustees, directors or controlling persons), (ii) delivery and acceptance of the Placement Units and payment therefor or (iii) any termination of this Agreement.

11. Termination.

(a) The Company shall have the right by giving prior written notice as hereinafter specified to terminate this Agreement in its sole discretion at any time after the date of this Agreement. Any such termination shall be without liability of any party to any other party except that the provisions of Section 7(i), Section 9, Section 10, Section 16 and Section 17 hereof shall remain in full force and effect notwithstanding such termination.

(b) Mizuho Securities shall have the right, by giving prior written notice as hereinafter specified to terminate this Agreement in its sole discretion at any time after the date of this Agreement. Any such termination shall be without liability of any party to any other party except that the provisions of Section 7(i), Section 9, Section 10, Section 16 and Section 17 hereof shall remain in full force and effect notwithstanding such termination.

(c) Unless earlier terminated pursuant to this Section 11, this Agreement shall automatically terminate upon the issuance and sale of all of the Placement Units through Mizuho Securities on the terms and subject to the conditions set forth herein; provided that the provisions of Section 7(i), Section 9, Section 10, Section 16 and Section 17 hereof shall remain in full force and effect notwithstanding such termination.

(d) This Agreement shall remain in full force and effect unless terminated pursuant to Section 11(a), (b), or (c) above or otherwise by mutual agreement of the parties; provided, however, that any such termination by mutual agreement shall in all cases be deemed to provide that Section 7(i), Section 9, Section 10, Section 16 and Section 17 shall remain in full force and effect.

(e) Any termination of this Agreement shall be effective on the date specified in such notice of termination; provided, however, that such termination shall not be effective until the close of business on the date of receipt of such notice by Mizuho Securities or the Company, as the case may be. If such termination shall occur prior to the Settlement Date for any sale of Placement Units, such Placement Units shall settle in accordance with the provisions of this Agreement.

12. Notices. All notices or other communications required or permitted to be given by any party to any other party pursuant to the terms of this Agreement shall be in writing, unless otherwise specified in this Agreement, and if sent to Mizuho Securities, shall be delivered to Mizuho Securities at Mizuho Securities USA Inc. 320 Park Avenue, New York, New York 10022, fax no. (212) 205-8493, Attention: Equity Capital Markets, with copies to fax no. (917) 267-4350, Attention: General Counsel and Vinson & Elkins LLP, 1001 Fannin Street, Suite 2500, Houston, TX 77002, fax no. (713) 615-5862, Attention: Alan Beck; or if sent to the Company, shall be delivered to Cheniere Energy Partners, L.P., 700 Milam Street, Suite 800, Houston, TX 77002, fax no. (713) 659-6276, Attention: Meg A. Gentle; with copies to Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, TX 77002, Attention: Scott Olson, fax no. (713) 238-7410. Each party to this Agreement may change such address for notices by sending to the parties to this Agreement written notice of a new address for such purpose. Each such notice or other communication shall be deemed given (i) when delivered personally or by verifiable facsimile transmission (with an original to follow) on or before 4:30 p.m., New York City time, on a Business Day or, if such day is not a Business Day, on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to a nationally-recognized overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid). For purposes of this Agreement, “Business Day” shall mean any day on which the Exchange and commercial banks in the City of New York are open for business.

13. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and Mizuho Securities and their respective successors and the affiliates, controlling persons, officers and directors referred to in Section 9 hereof. References to any of the parties contained in this Agreement shall be deemed to include the successors and permitted assigns of such party. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. No party may assign their rights or obligations under this Agreement without the prior written consent of the other parties; provided, however, that Mizuho Securities may assign its rights and obligations hereunder to an affiliate of Mizuho Securities without obtaining the Company’s consent.

14. Adjustments for Unit Splits. The parties acknowledge and agree that all unit-related numbers contained in this Agreement shall be adjusted to take into account any split, dividend or similar event effected with respect to the Units.

15. Entire Agreement; Amendment; Severability. This Agreement (including all schedules and exhibits attached hereto and Placement Notices issued pursuant hereto) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. Neither this Agreement nor any term hereof may be amended except pursuant to a written instrument executed by the Company and Mizuho Securities. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable as written by a court of competent jurisdiction, then such provision shall be given full force and effect to the fullest possible extent that it is valid, legal and enforceable, and the remainder of the terms and provisions herein shall be construed as if such invalid, illegal or unenforceable term or provision was not contained herein, but only to the extent that giving effect to such provision and the remainder of the terms and provisions hereof shall be in accordance with the intent of the parties as reflected in this Agreement.

16. Applicable Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof (certified or registered mail, return receipt requested) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

17. Waiver of Jury Trial. The Company and Mizuho Securities each hereby irrevocably waives any right it may have to a trial by jury in respect of any claim based upon or arising out of this Agreement or any transaction contemplated hereby.

18. Absence of Fiduciary Relationship. The Company acknowledges and agrees that:

(a) Mizuho Securities has been retained solely to act as sales agent in connection with the sale of the Units and that no fiduciary, advisory or agency relationship between the Company, on the one hand, and Mizuho Securities, on the other hand, has been created in respect of any of the transactions contemplated by this Agreement, irrespective of whether Mizuho Securities has advised or is advising the Company on other matters;

(b) the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement;

(c) the Company has been advised that Mizuho Securities and its affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and that Mizuho Securities has no obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship; and

(d) the Company waives, to the fullest extent permitted by law, any claims it may have against Mizuho Securities, for breach of fiduciary duty or alleged breach of fiduciary duty arising out of the transactions contemplated by this Agreement and agrees that Mizuho Securities shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including stockholders, partners, employees or creditors of the Company.

19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Agreement by one party to the other may be made by facsimile transmission.

[Remainder of Page Intentionally Blank]

If the foregoing correctly sets forth the understanding between the Company and Mizuho Securities, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between the Company and Mizuho Securities.

Very truly yours,

CHENIERE ENERGY PARTNERS, L.P.

By:	CHENIERE ENERGY PARTNERS GP, LLC, its general partner

By:	/s/ Meg A. Gentle
Name:	Meg A. Gentle
Title:	Senior Vice President and Chief Financial Officer

[Equity Distribution Agreement]

ACCEPTED as of the date
first-above written:

MIZUHO SECURITIES USA INC.

By:	/s/ Ashish Sanghrajka
Name:	Ashish Sanghrajka
Title:	Executive Director, ECM

[Equity Distribution Agreement]